EXHIBIT (a)(1)(E)

MICROSEMI’S RECEIPT

MICROSEMI CORPORATION—OFFER TO AMEND AND ACCELERATE EMPLOYEE STOCK OPTIONS

This E-mail confirms our receipt of your Acknowledgement and Election Form, which sets forth your election to amend and accelerate all or none of your Eligible Unvested Options pursuant to the Microsemi Stock Option Acceleration Program. This E-mail does not serve as a formal acceptance by Microsemi of the Eligible Unvested Options designated on your Acknowledgement and Election Form for amendment and acceleration. The procedure for acceptance of Elections to Amend and Accelerate is described in the Offer to Amend and Accelerate previously made available to you and available for download at http://www.microsemi.com/amendmentoffer08012005.

According to your most recently submitted Acknowledgement and Election Form, you have elected as follows:

Pursuant to the Offer to Amend and Accelerate Stock Options, you have elected as to the Offer to Amend and Accelerate your Eligible Unvested Options to—

[accept]/[decline]

Grant Date	Original Option Amount (shrs.)	Exercise Price	Amount of Eligible Unvested Options (shrs.)

Your election to amend and accelerate your Eligible Unvested Options may be withdrawn or changed by completing and delivering a new Acknowledgement and Election Form. You may also withdraw your Eligible Unvested Options from the Offer by delivering a written statement signed and dated by you stating your name and your intention to withdraw your Election to Amend and Accelerate Eligible Unvested Options pursuant to the Offer. In either case, delivery is required to be made to David R. Sonksen, Secretary of Microsemi, located at 2381 Morse Ave., Irvine, CA 92614, via (1) facsimile at 1-877-881-2295, or if you cannot fax it, then by (2) delivery through first class registered or certified U.S. mail, Federal Express or other comparable courier service, before 5 o’clock p.m., U.S. Pacific Daylight Time on September 15, 2005, the Expiration Date of the Offer to Amend and Accelerate. Additional copies of your Acknowledgement and Election Form along with instructions for completing and delivering the form can be obtained by contacting Microsemi by E-mail at AccelerationOfferFormRequest@microsemi.com or by facsimile to 1-877-798-3193. Please do not respond to this E-mail. You may contact Microsemi with questions about the Offer to Amend and Accelerate by E-mail at AccelerationOfferQuestions@microsemi.com or by facsimile to 1-877-798-3202.